UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 22, 2014

Heartland Financial USA, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number:	001-15393

Delaware	42-1405748
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

1398 Central Avenue Dubuque, Iowa 52001
(Address of principal executive offices)

(563) 589-2100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 22, 2014, Heartland Financial USA, Inc. (“Heartland") entered into a Merger Agreement with Community Banc-Corp of Sheboygan, Inc. (Banc-Corp), parent company of Community Bank & Trust in Sheboygan, Wisconsin. Under the Agreement, which has been unanimously approved by the boards of directors of both companies, Bank-Corp will be merged with and into Heartland as the surviving corporation, and the shareholders of Banc-Corp will receive shares of Heartland common stock. The aggregate purchase price will be based upon 155% of adjusted tangible book value (as defined in the Agreement) of Banc-Corp prior to closing. Heartland estimates the purchase price at approximately $52 million.

Simultaneous with closing of the transaction, Community Bank & Trust will be merged into Heartland’s Wisconsin Bank & Trust subsidiary. The transaction, which is subject to regulatory approvals, but is expected to close in the first quarter of 2015, is intended to be a tax-free reorganization with respect to the stock consideration received by the stockholders of Community Banc-Corp.

A copy of the press release announcing the Merger Agreement is attached as Exhibit 99.1

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements of Business Acquired.
None.

(b)	Pro Forma Financial Information.
None.

(c)	Exhibits.
99.1 Press Release dated October 23, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2014	HEARTLAND FINANCIAL USA, INC.

	By:	/s/Bryan R. McKeag
Executive Vice President,
Chief Financial Officer